Exhibit 24

POWER OF ATTORNEY

I, Shannon B. Quinn, hereby appoint Denise Balog and MaryAnn P. Kanary as attorneys-in-fact, having the full and lawful authority, individually, to execute and file in my name and on my behalf any forms, including amendments, that I am required to file pursuant to Section 16(a) of the Securities Exchange Act of 1934, and any and all amendments thereto; such forms and each such amendment to be in such form and to contain such terms and provisions as said attorneys shall deem necessary or desirable. This Power of Attorney is effective as of the date hereof and may be revoked by me in writing at any time.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument as of the 29th day of January 2025.

/s/Shannon B. Quinn_______________
Shannon B. Quinn

STATE OF MICHIGAN)
                    ) ss
COUNTY OF WAYNE)

        On this 29th day of January 2025, before me, a Notary Public in and for said county, personally appeared Shannon B. Quinn to me known, who, being by me duly sworn, executed the attached Power of Attorney in my presence, acknowledging that she acted of her own free will and deed.

_/s/ Christine J. Shirkey_______________
Notary Public
My Commission Expires: 1/30/2030